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                                                                    EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

            We have issued our report dated January 18, 2002, accompanying the consolidated financial statements of Texas United Bancshares, Inc. and Subsidiaries as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001, appearing in the prospectus of Texas Bancshares, Inc. filed on June 27, 2002 pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, which are incorporated by reference in the Registration Statement on Form S-8. We consent to the incorporation by reference in the Registration Statement on Form S-8 of the aforementioned report.

/s/ GRANT THORNTON LLP

Houston, Texas
September 27, 2002